Exhibit 10(o)

TCF FINANCIAL CORPORATION

2006 MANAGEMENT INCENTIVE PLAN - EXECUTIVE

1.                                       Eligibility - Each Participant shall be given a copy of this 2006 Management Incentive Plan for Executives (the “Plan”) and required to sign an acknowledgment of its terms.  The participants in the Plan are those approved by the Compensation/Nominating/Corporate Governance Committee (the “Committee”).

2.                                       All participants will be initially evaluated by the Chief Executive Officer of TCF Financial (the “CEO”) who will forward all recommendations to the Committee for approval.  The Committee evaluates the performance of the CEO.  The Committee will consider the diluted Earnings per Share (“EPS”) and shall also evaluate all other matters it deems appropriate in its sole discretion, subject to limits imposed on such discretion under the Performance-Based Plan.  Evaluations will be performed pursuant to the terms of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the “Performance-Based Plan”) in the case of Covered Executive Officers (as defined in that Plan).

3.                                       The criteria for awards (subject to paragraph 4) is based upon achievement of certain financial goals relating to growth in earnings per share (“EPS”) as approved by the Committee.  The Committee reserves the right to determine that a lower (or no) bonus should be paid if in its sole discretion it considers such action warranted.  EPS will be calculated as provided in the Performance-Based Plan, using diluted EPS, rounded to the nearest cent.   The maximum bonus payable is 200% of salary.

4.                                       The Committee may in its discretion, reduce, defer or eliminate the amount of the incentive determined under paragraph 3 of this Agreement for a Covered Executive Officer in the Performance-Based Plan.  In addition, for participants who are not subject to the Performance-Based Plan, the Committee may in its discretion increase the amount of the incentive calculated under paragraph 3 of this Agreement.  The Committee has authority to make interpretations under this Plan and to approve the calculations under Paragraph 3.  Incentive compensation will be paid in cash as soon as possible following approval of awards by the Compensation/Nominating/Corporate Governance Committee.  Except for Covered Executive Officers, the participant must be employed by TCF Financial (or the same subsidiary as employed by on the date of this Acknowledgment) on the date the incentive is paid in the same job position as the position for which the incentive was earned in order to receive the incentive payment.  However, where the participant has transferred to another position within TCF, the Committee may in its discretion determine to pay part, none, or all of the incentive based on any factors the Committee considers relevant.

5.                                       The Committee may amend this Plan from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF Financial and the executive and no amendment may contravene requirements of the Performance-Based Plan.  This Plan shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards.

6.                                       This Plan is effective for service on or after January 1, 2006, and supersedes and replaces the prior Management Incentive Compensation Plan and any other prior incentive arrangements with respect to executives.

Acknowledgment

I have received, read, and acknowledge the terms of the foregoing plan.

Date	Signature